As filed with the Securities and Exchange Commission on May [*], 2019

Registration No. 333-230804

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AGBA Acquisition Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	n/a
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1108, 11th Floor, Block B

New Mandarin Plaza, 14 Science Museum Road

Tsimshatsui East, Kowloon, Hong Kong

Tel: +852 3998 4852

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon Lee
Chief Executive Officer
Room 1108, 11th Floor, Block B

New Mandarin Plaza, 14 Science Museum Road

Tsimshatsui East, Kowloon, Hong Kong

Tel: +852 3998 4852

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile	Louis Taubman, Esq. Arila Zhou, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, New York 1018 (917) 512-0827 (212) 202-6380 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one Ordinary Share, $.001 par value, one Redeemable Warrant to acquire one-half (1/2) of one Ordinary Share, and one Right to acquire one-tenth of an Ordinary Share(2)	4,600,000	$10.00	$46,000,000.00	$5,575.20
Ordinary Shares included as part of the Units(2)	4,600,000	—	—	—	(3)
Redeemable Warrants included as part of the Units(2)	4,600,000	—	—	—	(3)
Rights included as part of the Units	4,600,000	—	—	—	(3)
Ordinary Shares underlying Warrants included as part of Units(2)	2,300,000	$—	$—	$—	(3)
Ordinary Shares underlying Rights included as part of Units(2)	460,000	$10.00	$4,600,000.00	$557.52
Representative’s Unit Purchase Option	1	$100.00	$100.00	0.01
Units underlying the Representative’s Unit Purchase Option	276,000	$11.00	$3,036,000.00	367.96
Ordinary Shares underlying the Representative’s Unit Purchase Option	276,000	$—	$—	$—	(3)
Warrants underlying the Representative’s Unit Purchase Option	276,000	$—	$—	$—	(3)
Rights underlying the Representative’s Unit Purchase	276,000	$—	$—	$—	(3)
Ordinary Shares underlying the Warrants included as part of the Representative’s Unit Purchase Option	138,000	$—	$—	$—	(3)
Ordinary Shares underlying the Rights included as part of the Representative’s Unit Purchase Option	27,600	$11.00	$303,600.00	$36.80
Total			$53,939,700.00	$6,537.49	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes Units and shares of Common Stock and Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

2

EXPLANATORY NOTE

This amendment No. 1 to the Registration Statement on Form S-1 is being filed solely to include certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of this Registration Statement.

3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	6,537
FINRA filing fee	8,591
Accounting fees and expenses	40,000
Nasdaq listing fees	55,000
Printing and engraving expenses	45,000
Legal fees and expenses	250,000
Miscellaneous	194,872	(1)
Total	$600,000

(1)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent that directors must act honesty and in good faith, with a view to what that director believes is the best interest of the Company. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

●	In February 2019, the Company issued an aggregate of 1,150,000 ordinary shares to certain of its initial shareholders for an aggregate purchase price of $25,000, or approximately $0.022 per share, in connection with the Company’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

●	In addition, our sponsor has committed to purchase an aggregate of 210,000 private units from the Company on a private placement basis simultaneously with the consummation of this offering. Our sponsor has also agreed that if the over-allotment option is exercised by the underwriters in full or in part, they will purchase from the Company at a price of $10.00 per private unit up to an additional 15,000 private units. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

4

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.
4.2	Specimen Ordinary Share Certificate.
4.3	Specimen Warrant Certificate.
4.4	Specimen Right Certificate.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
4.6	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.
4.7	Form of Unit Purchase Option between the Registrant and Maxim Group LLC
5.1	Opinion of Collas Crill
5.2	Opinion of Loeb & Loeb LLP.
10.1	Form of Letter Agreement among the Registrant, Maxim Group LLC and the Company’s officers, directors and shareholders.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders.
10.4	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders and Maxim Group LLC.
10.5	Form of Subscription Agreement among the Registrant, the Initial Shareholders and Maxim Group LLC.
14	Form of Code of Ethics.
23.1*	Consent of Marcum LLP
23.2	Consent of Collas Crill (included in Exhibit 5.1).
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
24*	Power of Attorney (included on signature page of original filing)
99.1	Form of Audit Committee Charter.
99.2	Form of Nominating Committee Charter.
99.3	Form of Compensation Committee Charter.

* Previously filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

5

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the __ day of May, 2019.

AGBA ACQUISITION LIMITED

By:	/s/ Gordon Lee
Name:	Gordon Lee
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gordon Lee	Chief Executive Officer (Principal executive officer) and Director	May [*], 2019
Gordon Lee

/s/ Vera Tan	Chief Financial Officer (Principal financial and accounting officer) and Director	May [*], 2019
Vera Tan

/s/ Brian Chan	Director	May [*], 2019
Brian Chan

/s/ Eric Lam	Director	May [*], 2019
Eric Lam

/s/ Thomas Ng	Director	May [*], 2019
Thomas Ng

*By	/s/Gordon Lee
Gordon Lee, attorney in fact

8